Exhibit 99

Certificate of Chief Executive Officer and Chief Financial Officer

of

American Community Properties Trust

(pursuant to 18 U.S.C. Section 1350)

I, J. Michael Wilson, Chief Executive Officer, and I, Cynthia L. Hedrick, Chief Financial Officer, of American Community Properties Trust, certify that, to the best of our knowledge, the Quarterly Report on Form 10-Q of American Community Properties Trust for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on the date hereof (i) fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (ii) the information contained therein fairly presents, in all material respects, the financial condition and results of operations of American Community Properties Trust..

/s/ J. Michael Wilson
 J. Michael Wilson

Chief Executive Officer

August 14, 2002

/s/ Cynthia L. Hedrick
 Cynthia L. Hedrick

Chief Financial Officer

August 14, 2002